CERTIFICATE OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                                VENTURIAN CORP.


         The undersigned, Gregory C. Anderson, Secretary of Venturian Corp., a Minnesota corporation, does hereby certify that the amendment to the Articles of Incorporation of Venturian Corp. contained in the following resolution was adopted on June 10, 1987 at a meeting of the shareholders of Venturian Corp.:

         RESOLVED, that the Articles of Incorporation of Venturian Corp. is hereby amended by adding thereto the following Article XI:

                  A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of Minnesota Statutes, (iv) for any transaction from which the director derived any improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article XI. Any repeal or modification of this paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 4th day of August, 1987.


                                       /s/ Gregory C. Anderson
                                       Gregory C. Anderson


SUBSCRIBED AND SWORN TO
BEFORE ME this 4th day of August, 1987.


 /s/ Karen S. Karch
     Notary public